UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 19, 2016

EXPRESS SCRIPTS HOLDING COMPANY

(Exact Name of Registrant as Specified in its Charter)

DELAWARE	001-35490	45-2884094
(State or Other Jurisdiction of Incorporation or Organization	(Commission File Number)	(I.R.S. Employer Identification No.)

One Express Way, St. Louis, MO	63121
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number including area code: 314-996-0900

No change since last report

(Former Name or Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure

Express Scripts, Inc. (“ESI”), a wholly owned subsidiary of Express Scripts Holding Company (“Express Scripts” or the “Company”), today filed a response to the lawsuit filed by Anthem, Inc. (“Anthem”) on March 21, 2016 in the United States District Court for the Southern District of New York. The lawsuit alleges various breach of contract claims against ESI, relating to the parties’ rights and obligations under the pharmacy benefit management agreement between ESI and Anthem (the “PBM Agreement”).

ESI today filed its Answer denying Anthem’s allegations in their entirety and asserting affirmative defenses and counterclaims against Anthem. Among other things, ESI counterclaims that: (1) Anthem breached the PBM Agreement by failing to negotiate in good faith with respect to its own proposed new pricing terms; (2) Anthem breached the implied covenant of good faith and fair dealing under the PBM Agreement by disregarding the terms of the transaction in which it negotiated and accepted a $4.675 billion cash payment in 2009; (3) ESI is entitled to a declaratory judgment that Anthem does not have a contractual right to any change in pricing under the PBM Agreement, that ESI has no contractual obligation to ensure that Anthem is receiving any specific level of pricing, and that ESI’s sole obligation is to negotiate in good faith over any pricing terms proposed by Anthem; (4) ESI is entitled to a declaratory judgment regarding the timing of when the periodic pricing review ripened under the PBM Agreement, such that the process begins on the dates provided in the Agreement; (5) ESI is entitled to a declaratory judgment that Anthem does not have the right to terminate the PBM Agreement; and (6) in the alternative, Anthem has been unjustly enriched by the $4.675 billion payment.

Notwithstanding Anthem’s conduct—ESI has at all times been committed to negotiating in good faith in an effort to satisfy its largest commercial client. To this end—although it had no obligation to do so under the PBM Agreement—ESI made five separate counter-proposals to Anthem between June 2015 and March 2016. Each of these counter-proposals offered substantial pricing concessions that were well within the range of what Anthem publicly told the market it expected to receive on numerous occasions prior to January 12, 2016.

The Company is confident in the strength of its legal position and believes that ESI has consistently acted in good faith and in accordance with the terms of the PBM agreement and has a number of valid defenses to the claims asserted. The Company further believes Anthem’s lawsuit is without merit. However, litigation and the potential outcome cannot be accurately or effectively predicted and at this time the Company is unable to provide a timetable or an estimate as to the potential outcome of this matter, which could result in a material adverse effect on its business and results of operations.

A redacted version of ESI’s Answer and Counterclaims has been publicly filed on the SDNY Electronic Case Filing (“ECF”) platform. It can be obtained by viewing the ECF docket report for case no. 1:16-cv-2048.

The information contained in this Current Report on Form 8-K under Item 7.01 is being furnished pursuant to Item 7.01 of Form 8-K and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section. The information contained in this Current Report on Form 8-K under Item 7.01 shall not be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof, except as shall be expressly set forth by specific reference in such a filing.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EXPRESS SCRIPTS HOLDING COMPANY

Date: April 19, 2016	By:	/s/ Martin P. Akins
Martin P. Akins Senior Vice President and General Counsel